Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

October 24, 2024

PowerUp Acquisition Corp.

188 Grand Street, Unit #195

New York, NY 10013

Re:	Registration Statement on Form S-4 (File No. 333- 281991)

Ladies and Gentlemen:

We have acted as special counsel to PowerUp Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On August 26, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Business Combination Agreement”) with PowerUp Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), SRIRAMA Associates, LLC, a Delaware limited liability company, Stephen Quesenberry, in the capacity as the Seller Representative, and Aspire Biopharma, Inc., a Puerto Rico corporation (“Aspire”). In connection with the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), (a) the Company will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and (b) outstanding shares of Aspire’s common stock will be cancelled and automatically converted into the right to receive a number of shares of Aspire Biopharma Holdings, Inc. Common Stock (as defined below).

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (2023 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing an application to deregister with the Cayman Islands Registrar of Companies and by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is expected to be effectuated immediately prior to the consummation of the Business Combination. We herein refer to the Company following effectiveness of the Domestication as Aspire Biopharma Holdings, Inc. (“New Aspire”).

On the effective date of the Domestication, the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share, will automatically convert, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New Aspire. Immediately following the Domestication, the New Aspire Class A common stock will be reclassified as common stock, par value $0.0001 per share (the “New Aspire Common Stock”). Similarly, all of the Company’s outstanding “public warrants” will become warrants to acquire the corresponding number of shares of New Aspire Common Stock (“Warrants”) and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by the Company’s shareholders as well as completion of the Domestication.

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C. | Wisconsin

PowerUp Acquisition Corp.

October 24, 2024

The Registration Statement relates to the registration under the Securities Act of (i) 60,890,144 shares of New Aspire Common Stock and (ii) 14,375,000 Warrants.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Business Combination Agreement;

3.	the form of Certificate of Domestication of the Company;

4.	the form of Certificate of Incorporation of New Aspire;

5.	the form of bylaws of New Aspire; and

6.	the Warrant Agreement governing the Warrants.

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination and the Domestication, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as electronic, certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL. We have further assumed that, before the issuance of the New Aspire Common Stock, the conditions to consummating the transactions contemplated by the Business Combination Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

PowerUp Acquisition Corp.

October 24, 2024

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

3.	Each Class A ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.	Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the New Aspire Common Stock will have been duly authorized by all necessary corporate action on the part of the Company and, upon the automatic conversion, on a one-for-one basis, of the Class A ordinary shares into New Aspire Common Stock, the New Aspire Common Stock will be validly issued, fully paid and non-assessable.

2.	Upon effectiveness of the Domestication, each Warrant will be a valid and binding obligation of New Aspire, enforceable against New Aspire in accordance with its terms.

3.	Upon effectiveness of the Domestication, the shares of New Aspire Common Stock underlying the Warrants will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Warrants in accordance with the terms and conditions set forth in the Registration Statement and the warrant agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to and may be limited by (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or at law), (c) the availability of specific performance, an injunction, or other equitable remedy that is subject to the discretion of the court before which the request is brought, (d) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States, and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

PowerUp Acquisition Corp.

October 24, 2024

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the New Aspire Common Stock and the Warrants to be issued pursuant to the Registration Statement. We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable. Finally, we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

The opinions expressed in paragraphs 1 and 3 above are limited to the General Corporation Law of the State of Delaware, and with respect to the opinion set forth in paragraph 2 above, the internal laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect, and to any law of any other jurisdiction, and we provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Sincerely,

/s/ Dykema Gossett, PLLC

DYKEMA GOSSETT PLLC